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                                                                   EXHIBIT 10.73

  Settlement Agreement and Mutual Release dated as of November 16, 1999 by and between OTR, an Ohio general partnership on the one hand and Registrant and
                     Spectrum Liquidating Corp on the other.


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                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE



        THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE ("Agreement") is entered into effective November 16, 1999 by and between OTR, an Ohio general partnership ("OTR"), on the one hand, and THE SPORTS CLUB COMPANY, a Delaware corporation ("The Sports Club") and SPECTRUM LIQUIDATING CORP., a California corporation formerly known as SPECTRUM CLUB/ANAHEIM HILLS ("Spectrum") (sometimes collectively referred to herein as "Defendants"), on the other hand, in relation to Orange County Superior Court Case No. 794610 entitled OTR v. Spectrum Club/Anaheim Hills and The Sports Club Company, and the cross-complaint on file therein entitled Spectrum Liquidating Corporation, a California Corporation Formerly Known as Spectrum Club/Anaheim Hills, and The Sports Club Company v. OTR, Donahue Schrieber, and Michele Holling (the complaint and cross-complaint will hereinafter collectively be referred to as the "Action" unless specified otherwise), and the other facts set forth herein.


                                    RECITALS

        A. OTR, as landlord, and Spectrum, as tenant, entered into a written lease dated October 14, 1997 for certain premises to be constructed at 8060 Santa Ana Canyon Road, Anaheim, County of Orange, California (the "Premises"), from which Premises Spectrum was to operate a health club. OTR and Spectrum also executed a First Amendment to Lease Agreement dated October 15, 1997. The lease and first amendment thereto will be referred to hereinafter collectively as the "Lease."

        B. The Sports Club duly executed and delivered to OTR a written lease guaranty dated October 14, 1997 whereby, for good and valuable consideration, The Sports Club unconditionally guaranteed to OTR the full and faithful performance of all of the terms, covenants and conditions of the Lease to be kept and performed by Spectrum, including payment of all rentals and other charges due thereunder (the "Guaranty").

        C. On or about April 13, 1998 Defendants gave written notice to OTR purporting to rescind the Lease and the Guaranty on several grounds. Spectrum thereafter refused to construct its athletic facility at the Premises and refused to go forward with the Lease. The Sports Club thereafter refused to acknowledge or perform its obligations under the Guaranty.

        D. OTR disputed the purported rescission by Spectrum and The Sports Club and maintained that they were each bound to perform their obligations under the Lease and the Guaranty, respectively. On May 21, 1998 OTR commenced the Action by filing its complaint for breach of lease and breach of written guaranty against Defendants (the "Complaint"). On or about July 6, 1998 Spectrum and The Sports Club filed an answer to the complaint and a cross-complaint for restitution, fraud, negligent misrepresentation and declaratory relief against OTR,


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Donahue Schrieber, a California corporation ("Donahue Schrieber"), and Michele
Holling Babcock ("Holling"), an individual ( the "Cross-Complaint").

        E. The parties hereto wish to resolve the claims raised in the Action and all other disputes between them on the terms set forth below, effective November 2, 1999.


        NOW, THEREFORE, in consideration of the mutual promises, terms, conditions, provisions and covenants described below, which consideration is hereby acknowledged by all parties, the parties hereby agree to settle their claims as follows:

        1. Payment. Defendants will pay OTR the principal sum of Two Million Nine Hundred Fifty Thousand Dollars ($2,950,000.00), as follows:

                a. Two Million Dollars ($2,000,000.00) on or before November 16, 1999; and

                b. Nine Hundred Fifty Thousand Dollars ($950,000.00), plus interest thereon at the rate of thirteen percent (13%) per annum from November 2, 1999 until payment in full, which payment of all principal and accrued interest shall be made on or before June 1, 2000.

        2. Stipulated Judgment. Timely payment of the amounts set forth in Paragraph 1, above, shall be secured by the Stipulation for Entry of Judgment executed by OTR and Defendants concurrent with this Agreement and attached hereto as Exhibit 1 (the "Stipulation"). The Stipulation is hereby incorporated herein, made a part of this Agreement, and approved as to form by counsel for the parties.

        3. Default, Notice to Cure, and Entry of Judgment. Should Defendants default in their payment obligation under this Agreement, OTR may seek entry of judgment against Defendants, by ex parte application, pursuant to the terms and conditions of the Stipulation. Defendants shall be considered in default if any payment required to be made under Paragraph 1, above, is not received by OTR by the date set forth for such payment in Paragraph 1, and Defendants do not timely cure their failure to make such payment after service of notice to cure pursuant to the terms and conditions of the Stipulation. OTR shall then give Defendants twenty-four (24) hours' notice of OTR's ex parte application for entry of judgment pursuant to the Stipulation.

        4. Execution on Judgment. OTR will not file the Stipulation, nor seek to have judgment entered pursuant thereto, unless and until Defendants have failed to make timely payment as required by Paragraph 1, above, and have failed to timely cure the failure to make payment after service of notice to cure pursuant to the terms and conditions of the Stipulation. Should judgment be entered pursuant to the Stipulation, OTR may immediately execute on such judgment.


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        5. Return of Stipulation. Upon full and timely payment by Defendants of all amounts called for under this Agreement, OTR will, upon demand, return the original Stipulation to Defendants.

        6. Stipulated Dismissal. Upon execution of this Agreement, Defendants shall dismiss the Cross-Complaint as against OTR with prejudice. Said dismissal shall not constitute a retraxit of any claims against Holling, Donahue Schrieber or any of their respective shareholders, officers, directors, employees, agents, representatives predecessors, successors, heirs or assigns (hereinafter collectively the "Donahue Schrieber Group.") Upon full and timely payment of the amounts set forth in Paragraph 1, above, OTR shall file a dismissal of its Complaint against Defendants with prejudice. The Court shall retain jurisdiction over the parties to enforce this Agreement pursuant to Code of Civil Procedure section 664.6.

        7. Confidentiality.

                a. The parties stipulate, agree and promise that the terms and conditions of this Agreement (the "Confidential Matters"), shall not be described or discussed, or caused to be described or discussed in any manner, either written or oral, directly or indirectly, with any third person, or any unrelated organization, company or entity without the prior written consent of the other parties hereto.

                b. The parties stipulate, agree and promise to avoid any and all publicity with respect to this Agreement and/or any of its terms or conditions, and specifically stipulate, agree and promise not to describe or discuss the Confidential Matters with any member of the news media, or any other person or entity. It shall not be a violation of this confidentiality provision for any party to disclose the Confidential Matters to its legal, financial or tax advisors, so long as the advisors agree to maintain the confidentiality of the Confidential Matters.

                c. In the event that any party is contacted by any member of any media, or any other person or entity asking to comment on this Agreement, or any other Confidential Matters, the parties stipulate, agree and promise that they shall say nothing more than that the claims have been settled by mutual agreement without admission of fault by any party, and specifically shall not refer in any other manner to the terms, conditions, or amounts paid or to be paid pursuant to the Agreement, whether in specific or general terms.

                d. Nothing in this confidentiality provision shall be construed as prohibiting any disclosure of information required by law.

        8. Further Assurance. All parties hereto agree that, for their respective selves, successors, trustees and assigns, they will abide by this Agreement, which terms are meant to be contractual, and further agree that they will do such acts and prepare, execute and deliver such


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documents as may reasonably be required in order to carry out the purposes and intents of this Agreement.

        9. Discharge. Except for the obligations of each party under this Agreement, the parties hereto, for themselves and their successors, trustees, representatives, insurers, agents and assigns hereby release and forever discharge one another, their predecessors, successors, subsidiaries, and affiliates and all present and former officers, directors, partners, principals, employees, attorneys, insurers, agents and their respective administrators, representatives, spouses, heirs, agents and assigns from any and all claims, causes of action, suits, proceedings, debts, contracts, controversies, claims and demands whatsoever, whether past, present or future, known or unknown, of any kind, nature or description, now existing or which may hereafter arise from any of the facts, acts, omissions, occurrences, events or circumstances now existing or to arise in the future based upon the matters set forth in the Recitals section above, or the Action herein described, whether based upon a tort, contract or other theory of recovery and whether for compensatory, punitive damages or otherwise.

        10. General Release. Except for the obligations of each party under this Agreement, it is understood and agreed that this Settlement Agreement and Mutual Release shall constitute a general release between and among the parties hereto and shall be effective as a full and final accord and satisfaction, and as a bar to all actions, causes of action, costs, expenses, attorneys' fees, damages, claims and liabilities whatsoever, whether or not now known, suspected, claimed or concealed. The parties hereto acknowledge that they are familiar with Section 1542 of the California Civil Code which provides as follows:

        A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        11. Civil Code Section 1542 Waiver. The parties hereto expressly waive and relinquish any and all rights and benefits which they may have under, or which may be conferred upon them by the provisions of Section 1542 of the California Civil Code, as well as under any other similar state or federal statute or common law principle, to the fullest extent that they may lawfully waive such rights or benefits pertaining to the released claims.

        12. Waiver of Unknown Claims. In connection with their waiver and relinquishment set forth in the previous paragraph, the parties hereto acknowledge that they are aware that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement, but it is their intention to fully, finally and forever settle and release all of the disputes and differences known or unknown, suspected or unsuspected which do now exist, may exist in the future or have ever existed with one another, arising out of or in connection with the subject matter of



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this Agreement or the Action. In furtherance of such intention, the parties hereto agree that this Agreement shall remain in effect as a full and complete Settlement Agreement and Mutual Release of the claims included in this Agreement notwithstanding the discovery or existence of any said additional or different claims or facts arising out of or relating to the subject matter of this Agreement or the Action.

        13. Waiver Bargained For. The parties hereto acknowledge that the foregoing waiver was separately bargained for and is a key element of this Agreement of which their mutual releases is a part.

        14. Carve-Out From Discharge and General Release . Notwithstanding any language contained in paragraphs 9,10,11,12, or 13 to the contrary, the discharge and general release set forth in this Agreement is not intended to, and shall not constitute, a discharge or release of any claims any party hereto may have against The Donahue Schrieber Group.

        15. Ownership. The parties mutually represent and warrant to each other that no party has encumbered, assigned or transferred or purported to encumber, assign or transfer, in whole or in part, to any person, firm, entity or corporation whatsoever, any claim, debt, liability, demand, obligation, cost, expense, damage, action or cause of action herein released or assigned; and the parties mutually agree to hold harmless each other against any claims, debts, liabilities, demands, obligations, costs, expenses, damages, actions, or causes of action based on, arising out of, or in connection with any such transfer or assignment or purported transfer or assignment.

        16. No Admission. The purpose of this Agreement is to accomplish the compromise and settlement of disputed and contested claims, and nothing in this Agreement shall be construed as an admission by any party to this Agreement of any liability of any kind to any other party to this Agreement. Each party to this Agreement denies the allegations of each other party set forth in the Action and further denies that such party is liable to the remaining parties in any respect whatsoever for any injuries or damages that may have been sustained by any other party pertaining to the Action or the circumstances set forth in the Recitals section, above.

        17. Covenant Not To Sue. Except for the obligations of the parties under this Agreement, the parties hereto for themselves and their successors, trustees, related entities, representatives, insurers, agents and assigns, covenant and agree that they will forever refrain and forebear from commencing, instituting, or prosecuting any lawsuit, proceeding or action, or in any manner voluntarily aid the commencement, institution or prosecution of any claim, demand, suit, proceeding or action or cause of action, state or federal, against the other parties to this Agreement, their predecessors, successors, subsidiaries and/or affiliates, any of their present and former officers, directors, partners, principals, employees, attorneys, insurers or agents, (except The Donahue Schrieber Group), and their respective administrators,


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representatives, spouses, heirs, executors, agents (except The Donahue Schrieber
Group) and assigns with respect to any matter, cause or thing whatsoever arising out of, based in whole or in part upon, relating to, or existing, by reason of the transaction, events, occurrences, acts, omissions, or failure to act, of whatever kind or character whatsoever alleged or which could have been alleged in the Action or set forth in the Recitals section, above.

        18. Entire Agreement. This Agreement constitutes the complete and entire written Agreement of compromise, settlement and release by and among the parties hereto and constitutes the complete expression of the terms of the settlement. All prior and contemporaneous agreements, representations, and negotiations regarding the matters resolved herein are superseded.

        19. No Modification. The terms of this Agreement can only be amended or modified by a writing, signed by duly authorized representatives of all parties hereto, expressly stating that such modification or amendment is intended.

        20. Indemnification. Each party agrees to indemnify the other against all losses, costs and expenses, including reasonable attorneys' fees which the other may incur as the result of a breach of this Agreement. If there is any dispute regarding this Agreement, the prevailing party in such dispute shall be entitled to recover costs and reasonable attorneys' fees.

        22. Jurisdiction. The parties consent to the jurisdiction of the courts of the State of California to resolve any dispute regarding this Agreement. In mutual recognition of the fact that this Agreement is to be performed in Orange County, California, the parties agree that in the event any civil action is commenced regarding this Agreement, Orange County, California, is the proper county for the commencement and trial of such action.

        23. No Waiver. Waiver of any one breach of the provisions of this Agreement shall not be deemed a waiver of any other breach of any provision of this Agreement.

        24. Interpretation. All parties to this Agreement and their counsel have reviewed this Agreement, and the normal rule of construction to the effect that any ambiguities in an agreement are to be resolved against the drafting parties shall not be employed in the interpretation of this Agreement.

        25. Attorneys. The parties hereto represent and warrant that the attorneys approving this Agreement as to form on their behalf are the attorneys employed by such party to represent such party with respect to this Agreement and all matters covered by and related to it and that the parties hereto have been fully advised by said attorneys with respect to their rights and obligations as to the execution of this Agreement. The parties hereto declare that they know and understand the contents of this Agreement and that they have executed the same voluntarily.


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        26. No Representation. Each of the parties hereto acknowledges that no other party, nor any agent nor any attorney of any other party has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof to induce said party to execute or authorize the execution of this Agreement and acknowledges that said party has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation or warranty not contained herein.

        27. Authority. Each individual signing this Agreement directly and expressly warrants that he or she has been given and has received and accepted authority to so sign and execute the documents on behalf of the party for whom it is indicated they have signed, and further has been expressly given and received and accepted authority to enter into a binding agreement on behalf of such party with respect to the matters contained herein and as stated herein.

        28. Attorneys' Fees And Costs. Each party hereto shall be responsible for payment of his, her or its own attorneys' fees, costs and other legal expenses incurred in connection with the Action and all matters related thereto.

        29. Counterparts. It is understood and agreed by and between the parties hereto that this Agreement may be executed in counterpart, and a signed copy shall have the full force and effect of a signature on any original and shall be considered an original as to the party signing any such copy.

        30. Survival. All representations and warranties in this Agreement shall survive the execution of this Agreement and the transactions contemplated hereunder, and are material and have been or will be relied upon by the parties hereto notwithstanding any investigation made by or on behalf of any party.

        31. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all parties hereto and their respective heirs, representatives, successors and assigns.

        32. California Law. This Agreement shall be governed by and construed under and in accordance with the laws of the State of California.

        33. Time of Essence. Time is of the essence as to this Agreement and every provision hereof.


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        IN WITNESS WHEREOF, the parties hereto have entered into this Agreement made and effective as of the date first herein above written.



                                            OTR, an Ohio general partnership


DATED: November 16, 1999                    By: /s/ Stephen A. Mitchell
       -----------------                        --------------------------------
                                                Stephen A. Mitchell, its General
                                                Partner

                                            THE SPORTS CLUB COMPANY,
                                            A Delaware corporation


DATED: November 16, 1999                    By: /s/ D. Michael Talla
       -----------------                        --------------------------------
                                                David Michael Talla, Chairman of
                                                its Board of Directors

                                            SPECTRUM LIQUIDATING CORP., a
                                            California Corporation formerly
                                            known as "SPECTRUM CLUB/ANAHEIM
                                            HILLS"


DATED: November 16, 1999                    By: /s/ D. Michael Talla
       -----------------                        --------------------------------
                                                David Michael Talla, chairman of
                                                its Board of Directors

APPROVED AS TO FORM:


LUCE, FORWARD, HAMILTON & SCRIPPS LLP

By: /s/ Mark Hagarty
    ---------------------------------
    Mark Hagarty
    Attorneys for Plaintiff and Cross-Defendant OTR


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RAISKIN & REVITZ



By: /s/ Steven J. Revitz
    ---------------------------------
    Steven J. Revitz
    Attorneys for Defendants and Cross-Complaints
    The Sports Club Company and Spectrum Liquidating
    Corp., a California corporation formerly known as
    Spectrum Club/Anaheim Hills